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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Aksys, Ltd.:

We consent to incorporation by reference in the registration statement on Form S-8 of Aksys, Ltd. of our report dated February 15, 1996, except for note 10 which is as of April 23, 1996, relating to the balance sheets of Aksys, Ltd. as of December 31, 1995, and 1994, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and for the period from January 18, 1991 (inception) through December 31, 1995, which report appears in the Prospectus of Aksys, Ltd., dated May 16, 1996.


                                        /s/ KPMG Peat Marwick LLP

Chicago, Illinois
May 31, 1996